EXHIBIT 10.16

LEXINGTON CORPORATE PROPERTIES TRUST

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

      This AGREEMENT is effective as of                     by and between Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”),                     (the “Participant”), and                     (the “Trustee”), the trustee of the 2003 Lexington Rabbi Trust — Option Replacement Shares, effective as                     (the “Rabbi Trust”).

WITNESS THAT:

      WHEREAS, the Participant is an officer of the Company;

      WHEREAS, the Company wishes to provide deferred compensation for the Participant under certain terms and conditions pursuant to the Lexington Corporate Properties Trust Amended and Restated 2002 Equity-Based Award Plan (the “Plan”);

      WHEREAS, the Company has established the Rabbi Trust to fund benefits from time to time; and

      WHEREAS, the Trustee shall have the sole discretion to manage the assets of the Rabbi Trust.

      NOW, THEREFORE, in consideration of the agreement hereinafter contained, the parties hereto agree as follows:

      1. Deferred Compensation.

      (a) The Company shall contribute to the Rabbi Trust on behalf of the Participant: (i)                     nonvested common shares of the Company as of                     , and (ii) such number of common shares of the Company from time to time thereafter as shall be determined by the Company in its sole discretion and set forth in Exhibit 1 hereto. The common shares contributed to the Rabbi Trust shall vest in the amounts and in the manner set forth herein and in Exhibit 1 hereto and shall be credited to the account of the Participant under the Rabbi Trust accordingly.

      (b) The Participant shall have no legal or equitable rights, interest or claim in the assets earmarked to pay deferred compensation hereunder or in any compensation based on any rate of return in reference to the common shares of the Company. The Company’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the Company to issue the said number of common shares in the future. Notwithstanding any other provision herein, any right to benefits under this Agreement shall be no greater than the right of any general unsecured creditor of the Company to the assets of the Company.

      (c) Any common shares credited to the Rabbi Trust pursuant to this Agreement shall be subject to the terms and conditions herein and of the Rabbi Trust and the Plan.

      (d) The Trustee shall in its sole discretion manage the assets of the Rabbi Trust pursuant to the terms thereof.

      2. Payment. Deferred compensation payable hereunder shall only be payable in the form of common shares of the Company as further described herein.

(a) Subject to the terms and conditions of this Agreement, the Company shall pay to the Participant that number of shares set forth in Exhibit 1 on the earlier of (x) the date(s), if any, designated on Exhibit 1 hereof (each, a “Deferral Date”), which shall be no earlier than the last date of the fifth fiscal year following the applicable Deposit Date (hereinafter defined), (y) immediately following a Change of Control as defined in the Participant’s Employment Agreement with the Company, effective as of (“Employment Agreement”) of the Company, or (z) the date of termination of employment for any reason, but only to the extent, in all of the foregoing cases, such shares are vested as of such payment date (in accordance with Section 2(d) hereof). A Deposit Date shall mean the date upon which the Company transfers common shares to the Rabbi Trusts for the account of such Participant.

(b) The Company shall be obligated to notify the Trustee under the Rabbi Trust of a Change of Control of the Company no later than 5 business days following such Change of Control. If the Company fails to provide such notice, the Participant may provide such notice.

(c) If the Participant’s employment is terminated due to death, then the Company shall pay to the Participant’s estate that number of common shares of the Company, to the extent vested, in such Participant’s account in the Rabbi Trust pursuant to this Agreement within 30 days of the Participant’s death or as soon as practicable thereafter.

(d) [Either [The common shares contributed to the Rabbi Trust hereunder for a Participant’s account shall vest as follows: 0% on ; 0% on ; 33 1/3% on ; 33 1/3% on and 33 1/3% on and accordingly be fully vested as of the end of the fifth fiscal year following the applicable Deposit Date, provided that in the event of the Participant’s death or a Change of Control, any nonvested shares shall become fully vested as of the date of death or Change of Control as applicable.

(a) ] or [Subject to Section 3 hereof, a percentage, if any, of the Common Shares, as determined under this Section 2, shall vest as of the end of the end of each fiscal year, beginning with the fiscal year ending [ ], until the Common Shares are fully vested (the “Vesting Period”). The percentage of the Common Shares that vests annually hereunder shall equal two (2) times the annual percentage increase, if any, in the Company’s cash available for distribution (“CAD”) at the end of any fiscal year ending after the date hereof, provided that the annual percentage increase exceeds a threshold growth rate of two percent (2%) (“Threshold CAD”). In the event the annual percentage increase does not exceed the Threshold CAD, the percentage of shares that vests as of the end of such fiscal year shall be zero.] or [Subject to Section 3, hereof, the Common Shares vest ratably over a five year period commencing on the first anniversary of the date hereof and vest in full as of the end of the fifth fiscal year following the date such Common Shares were issued to the Participant.] or [Subject to Section 3 hereof, the Common Shares shall vest in full as of the end of the fifth fiscal year following the date hereof, provided that upon the attainment of certain Performance Criteria (hereinafter defined) in any fiscal year of the Company during the four-year period commencing with [ ] (the “Performance Period”), one-fifth ( 1/5) of such Common Shares shall vest as of the end of such fiscal year (or at such time as otherwise provided in Section 2(b)(i) hereof) (the “Vesting Period”). In no event will more than one-fifth of such Common Shares vest with respect to the satisfaction of Performance Criteria for any one fiscal year.

(b) The Performance Criteria are satisfied with respect to a fiscal year of the Company if the Company achieves a total shareholder return (“TSR”), defined in Section 2(b)(iii) hereof, for such fiscal year: (x) of at least ten percent (10%) pursuant to Section 2(b)(i) hereof or (y) that is within the top fifty percent (50%) of the Company’s peer group designated in Section 2(b)(ii) hereof.

(i) For purposes of determining whether the Company achieves a TSR of at least 10% in any fiscal year, such TSR shall first be calculated pursuant to Section 2(b)(iii) hereof. If such return is at least 10%, then the Performance Criteria for such fiscal year shall be satisfied. The portion of TSR in excess of 10% (“Excess TSR”) shall be carried back and added to any preceding fiscal years in the Performance Period in which the Performance Criteria has not (as of the time of the carry back) been satisfied (under either Section 2(b)(x) or (y)), beginning with the first immediately preceding fiscal year in which such Performance Criteria have not been met. If, as a result of a carry back, the TSR (as adjusted under this subsection) with respect to a preceding fiscal year reaches 10%, then the Performance Criteria for such fiscal year shall be treated as satisfied at the time of such carry back. In the event Excess TSR is not absorbed after it is carried back to each preceding year in which the Performance Criteria are not met, any remaining Excess TSR may be carried forward and added to any succeeding fiscal years in the Performance Period, after the foregoing TSR calculations are made with respect to such succeeding year, beginning with the first such succeeding fiscal year. If, as a result of a carry forward, the TSR (as adjusted under this subsection) with respect to such succeeding fiscal year reaches 10%, then the Performance Criteria for such fiscal year shall be satisfied as of the end of such year. In no event shall any amount of Excess TSR be utilized more than once as a carry back or carry forward amount.

(ii) The Company’s designated peer group shall be composed of the following companies:

(1) [ ];

(2) [ ];

(3) [ ];

(4) [ ];

(5) [ ];

(6) [ ];

(7) [ ]; and

(8) [ ].

For purposes of determining whether the TSR with respect to a fiscal year falls within the top 50% of the Company’s peer group, only the TSR for such fiscal year shall be taken into account, as determined under Section 2(b)(iii) hereof and without regard to carry backs and carry forwards in Section 2(b)(i) hereof.

(iii) For purposes of Section 2(b)(i) and (ii) hereof, TSR with respect to a fiscal year shall mean the sum of the Company’s dividend yield and the Company’s share appreciation for such year.]]

Notwithstanding the foregoing in this Section 2(d), vesting of the common shares contributed to the Rabbi Trust hereunder for a Participant’s account may accelerate in accordance with the terms and conditions of the applicable Employment Agreement.

(e) In the case of income, if any, with respect to or arising from the principal of the Trust, such amounts shall be distributed to the Company. The Company shall determine if and to what extent any such income, including but not limited to dividends, shall be paid to the Participant. Such amounts, if any, may be paid on a quarterly basis or as the Company determines in its sole discretion.

(f) If the Participant is terminated for any reason (other than death) prior to payment of the common shares contributed to the Rabbi Trust hereunder for a Participant’s account under Section 2(a) hereof, all of the common shares which are nonvested shall be immediately and unconditionally forfeited and will revert to the Company without any action required by the Participant or the Company.

      3. Claims.

      (a) The Compensation Committee of the Company (as defined in the Plan) (the “Committee”) shall be responsible for determining all claims for benefits under this Agreement by the Participant or his or her spouse or estate. The Company shall have no right of offset against the benefits payable hereunder for any demands, claims or judgments by the Company or its affiliates against the Participant or for any debts or obligations of the Participant to the Company, except with respect to any tax withholding obligations that the Company may determine, in its sole discretion, are applicable to such payments.

      (b) Within ninety (90) days after receiving a claim (or within up to one hundred and eighty (180) days, if the claimant is so notified, including notification of the reason for the delay), the Committee shall notify the Participant or spouse or estate of its decision in writing, giving the reasons for its decision if adverse to the claimant. If the decision is adverse to the claimant, the Committee shall advise him or her of any additional information which he or she must provide to perfect his or her claim and why and of his or her right to request a review of the decision.

      (c) A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision. The claimant, or his or her duly authorized representatives, may review pertinent documents and submit written issues and comments.

      (d) Within sixty (60) days after receiving a request for review, the Committee shall notify the claimant in writing of (i) its decision, (ii) the reasons therefore, and (iii) the Agreement provisions upon which it is based.

      (e) The Committee shall have the discretionary power and authority to interpret, construe and administer this Agreement based on the provisions of the Agreement.

      4. ERISA and Tax. This Agreement is intended to be an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning and for purposes of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and shall at all times remain unfunded. The obligations of the Company with respect to the benefits payable hereunder shall be paid out of the Company’s general assets and shall not be secured. The Company has established the Rabbi Trusts for the purpose of providing payment of such benefits. Such trusts shall be irrevocable, but the assets thereof shall be subject to the claim of the Company’s creditors. To the extent any benefits provided under the Agreement are actually paid from the Rabbi Trusts, the Company shall have no further obligation with regard thereto, but to the extent not so paid, such benefit shall remain the obligation of, and shall be paid by the Company. This Agreement constitutes a mere promise by the Company to make benefit payments in the future. To the extent that any person acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

      5. Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an executive or in any other capacity or to interfere with the Company’s right to discharge him or her at any time for any reason whatsoever.

      6. Payment Not Salary. Neither any deferred compensation payable under this Agreement nor any amount contributed hereunder shall be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company for the benefit of its employees.

      7. Severability. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision never existed.

      8. Withholding. Notwithstanding anything to the contrary herein, the Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of any payments pursuant to this Agreement, including but not limited to (to the extent deemed necessary or desirable by the Company) provision for the deduction of such amounts from the Participant’s other compensation payable by the Company or, as provided in the Plan, from shares otherwise deliverable to the Participant. All payments hereunder shall be subject to such withholding as the Company may reasonably determine. Amounts deferred and earnings shall be subject to employment taxes imposed pursuant to Federal Insurance Contributions Act (FICA) and Federal Unemployment Tax Act (FUTA) as and to the extent required by applicable law.

      9. Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

      10. Non-Alienation of Benefits. Except as provided herein, the benefits payable under this Agreement shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, execution or levy of any kind, by creditors of the Participant or the Participant’s spouse, former spouse, children or estate as beneficiary hereunder, and any attempt to cause any benefits to be so subjected shall not be recognized.

      11. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      12. Entire Agreement. This Agreement contains the entire agreement of the parties concerning any deferred compensation payable by the Company to the Participant (other than otherwise pursuant to the Plan) and supercedes any prior agreement or agreements concerning such subject matter, and any such prior agreement or agreements shall be null and void.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Participant has executed this Agreement effective as of the date first above written.

LEXINGTON CORPORATE PROPERTIES TRUST

By:

Name:
Title:

PARTICIPANT

LEXINGTON RABBI TRUST;

2003 LEXINGTON RABBI TRUST —
OPTION REPLACEMENT SHARES

Exhibit 1 — Rabbi Trust

Participant:

Common Shares	Deposit Date	Deferral Date(s)	Vesting Schedule

	As of		Vesting conditions set forth in Section 2(d) hereof.